LIONBRIDGE ACQUIRES LEGAL TRANSLATION FIRM GEOTEXT TRANSLATIONS
Market Leader in Translation Services for the Legal Industry Augments Lionbridge End-Market Diversification, Expands Opportunities with New and Existing Clients
WALTHAM, Mass. - November 09, 2015 - Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced that it has acquired New York-based Geotext Translations, Inc., a privately held provider of legal translation services. The addition of Geotext will enable Lionbridge to meet growing demand for integrated, high-quality legal translation solutions and access Geotext’s long-standing relationships with clients in the legal industry.
“International transactions and commerce have fueled the need for specialized legal translation services, from patent translation, to support for eDiscovery in complex litigation, to translation of commercial contracts. As content in the legal market continues to grow, the demand for integrated, high-quality translation services is accelerating,” said Rory Cowan, CEO, Lionbridge. “Geotext is the ideal partner for Lionbridge, with a proven track record of providing trusted legal translation services that offer clients unparalleled value, knowledge and experience. We will build upon Geotext’s skills as we expand relationships with clients in this growing market sector.”
“Geotext realizes significant benefits by becoming part of Lionbridge,” said Joe Duncan, CEO of Geotext. “We gain a powerful worldwide sales channel and a proven global delivery platform to complement our New York, London and San Francisco operations. The relationship will increase our production capacity while expanding our footprint across diverse international legal markets such as Brazil, China, Germany, Korea and beyond. Our clients will benefit from Lionbridge’s global team of experts in offices across 28 countries and cutting-edge technology solutions that can be applied to large-scale litigations and investigations around the world.”
Geotext had unaudited trailing twelve months of revenue of approximately $17 million for the period ended September 30, 2015. Lionbridge is purchasing Geotext for a total estimated cash consideration of approximately $11 million and additional earn-out potential which would be payable in cash over three years, subject to the attainment of certain revenue metrics. The consideration is being satisfied using Lionbridge’s existing cash resources. The Company expects the acquisition will contribute modestly to non-GAAP earnings in 2016, including minimal acquisition and integration costs.
About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative technology platforms and our global network of more than 100,000 independent, in-country professionals, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 28 countries. To learn more, visit http://www.lionbridge.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expectations for revenue and earnings related to the acquisition of Geotext for 2016. Lionbridge's actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the timing and cost of integration activities; customer acceptance of the transaction; integration expense; risks associated with management of growth, transition and integration; the failure to keep pace with the rapidly changing requirements of its clients; inherent uncertainties of litigation and associated need for translation services; costs associated with and consequential to the acquisition and integration of Geotext and benefits realized from the acquisition; risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

Media Contacts:
Sara Buda
Lionbridge Technologies
sara.buda@lionbridge.com
+1-978-964-1404

Morgen Myrdal
Geotext Translations
mmyrdal@geotext.com
+1-212-631-7432